Exhibit 77c
On September 17, 2007, the TIAA Separate Account VA-1 the Fund held a special meeting of contract owners so that the Funds contract owners could consider and vote upon certain matters, in accordance with the terms of the Proxy Statement on Schedule 14A, incorporated herein by reference, filed on August 14, 2007 by TIAA Separate Account VA-1, File No.811-08520. A summary of these matters and the results of the contract owners meeting are included in the Funds
December 31, 2007 annual report, which is included in the Funds
2007 annual Form N-CSR filing with the Securities and Exchange
Commission.